UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

SIERRA INCOME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

SIERRA INCOME CORPORATION STRONGLY RECOMMENDS THAT YOU

DO NOT PARTICIPATE IN THE MACKENZIE PURCHASE OFFER

October 20, 2021

Dear Stockholder:

On or around October 15, 2021, MacKenzie Capital Management, LP (together with its affiliates participating in its purchase offer, “MacKenzie”) sent an unsolicited offer to the stockholders of Sierra Income Corporation, a Maryland corporation (“Sierra”), in an effort to purchase shares of Sierra common stock. You may have already received MacKenzie’s purchase offer in the mail. This is not an offer being made by Sierra.

We believe MacKenzie’s purchase offer to purchase shares of Sierra common stock is at a price substantially lower than the net asset value of shares of Sierra common stock. Therefore, we strongly recommend that you do not participate in the MacKenzie purchase offer.

As of June 30, 2021, the net asset value (“NAV”) of Sierra common stock was $5.43 per share. MacKenzie is offering to pay stockholders only $2.50 per share, which is approximately 46% of the NAV of Sierra common stock as of June 30, 2021. We believe that the MacKenzie purchase offer represents an opportunistic attempt to buy shares of Sierra common stock at a price significantly below their NAV. As a result, any stockholders who participate in the MacKenzie purchase offer may deprive themselves of the opportunity to realize the full value of their investment in Sierra.

In addition, as Sierra has previously announced, Sierra has entered into a definitive merger agreement (the “Merger Agreement”) by and among Barings BDC, Inc. (“BBDC”), Mercury Acquisition Sub, Inc., a Maryland corporation and a direct wholly owned subsidiary of BBDC, Sierra and Barings LLC, investment adviser to BBDC (“Barings”) under which, in a series of steps, Sierra will merge with and into BBDC (the “Transaction”). The combined company will remain externally managed by Barings. Under the terms of the Merger Agreement, Sierra stockholders will receive aggregate consideration in the form of cash and stock valued at approximately $623.7 million based on BBDC’s June 30, 2021 NAV of $11.39 per share and representing total book value consideration of $6.10 per fully diluted share of Sierra common stock. On a market value basis, based on the closing price of BBDC common stock on September 20, 2021, the Transaction represents total consideration for Sierra stockholders of approximately $5.76 per share of Sierra common stock, representing a premium of 6.1% to Sierra’s NAV per share as of June 30, 2021.

Under the terms of the Merger Agreement, Sierra’s stockholders will receive 0.44973 shares of BBDC common stock for each share of Sierra common stock, having a total value of approximately $523.7 million, or $5.12 per fully diluted Sierra share, based on BBDC’s June 30, 2021 NAV of $11.39 per share. In addition, under the Merger Agreement, Barings will pay cash in the aggregate amount of $100 million, or approximately $0.98 per share of Sierra common stock, directly to Sierra stockholders at closing.

The boards of directors of both Sierra and BBDC, the Sierra Special Committee, which is comprised solely of the independent directors of Sierra, and the independent directors of BBDC have unanimously approved the proposed Transaction.

Consummation of the proposed Transaction, which is currently anticipated to occur during the first quarter of fiscal year 2022, is subject to certain customary closing conditions, including (1) approval of the merger by the holders of at least a majority of the outstanding shares of Sierra common stock entitled to vote thereon, (2) approval of the issuance of BBDC common stock to be issued in the merger by a majority of the votes cast by the BBDC stockholders on the matter at the BBDC stockholders meeting, (3) approval of the issuance of BBDC’s common stock in connection with the merger at a price below the then-current net asset value per share of BBDC common stock, if applicable, by the vote specified in the Investment Company Act of 1940, (4) the absence of certain legal impediments to the consummation of the merger, (5) effectiveness of the registration statement for the BBDC common stock to be issued as consideration in the merger, (6) approval for listing on the New York Stock Exchange of the BBDC common stock to be issued as consideration in the merger, (7) subject to certain materiality standards, the accuracy of the representations and warranties and compliance with the covenants of each party to the Merger Agreement, and (8) required regulatory approvals (including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or early termination thereof). As a result, the parties to the Merger Agreement may not be able to consummate the proposed Transaction on the anticipated timing, or at all.

The description of the Merger Agreement is only a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to a copy of the Merger Agreement, which is filed as Exhibit 2.1 to Sierra’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2021.

We understand that you must make your own independent decision whether to sell or refrain from selling your shares of Sierra common stock. We strongly urge you to consider carefully all aspects of the MacKenzie purchase offer in view of your own circumstances. Please carefully review all of the materials sent by MacKenzie, as well as Sierra’s and BBDC’s publicly available materials and reports (including the Merger Agreement). Please also consult with your own financial, tax and other advisors in evaluating the MacKenzie purchase offer before deciding whether to sell your shares of Sierra’s common stock.

We appreciate your trust in Sierra and its Board of Directors and thank you for your continued support. WE ENCOURAGE YOU TO FOLLOW OUR RECOMMENDATION THAT YOU DO NOT PARTICIPATE IN THE MACKENZIE PURCHASE OFFER.

Sincerely,

Dean Crowe

Chief Executive Officer and President

Sierra Income Corporation

Additional Information and Where to Find It

This communication relates to a proposed business combination involving BBDC and Sierra, along with related proposals for which stockholder approval will be sought (collectively, the “Proposals”).

In connection with the proposed Transaction, BBDC and Sierra plan to file with the SEC and mail to their respective stockholders a joint proxy statement on Schedule 14A (the “Proxy Statement”), and BBDC plans to file with the SEC a registration statement on Form N-14 (the “Registration Statement”) that will include the Proxy Statement and a prospectus of BBDC. The Proxy Statement and the Registration Statement will each contain important information about BBDC, Sierra, the proposed Transaction and related matters. STOCKHOLDERS OF SIERRA ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND THE REGISTRATION STATEMENT WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BBDC, SIERRA, THE TRANSACTION AND THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site at http://www.sec.gov and for documents filed by Sierra, from the Sierra website at http://www.sierraincomecorp.com.

Participants in the Solicitation

BBDC and Sierra and their respective directors, executive officers and certain other members of management and employees of Barings, SIC Advisors LLC and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of BBDC and Sierra in connection with the Proposals. Information about the directors and executive officers of BBDC is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on March 26, 2021. Information about the directors and executive officers of Sierra is set forth in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 28, 2021. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of BBDC’s and Sierra’s stockholders in connection with the Proposals will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when such documents become available. Investors should read the Proxy Statement and Registration Statement carefully and in their entirety when they become available before making any voting or investment decisions. These documents may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not, and under no circumstances is it to be construed as, a prospectus or an advertisement and this communication is not, and under no circumstances is it to be construed as, an offer to sell or a solicitation of an offer to purchase any securities in BBDC, Sierra or in any fund or other investment vehicle. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.